Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-140989 and No. 333-141729) and Form S-8 (No. 2-87473, No. 33-34139, No. 33-38708, No. 33-44053, No. 33-49631, No. 33-53713, No. 33-55771, No. 33-56979, No. 33-02061, No. 333-36371, No. 333-50899, No. 333-76839, No. 333-90975, No. 333-39606, No. 333-59660, No. 333-59654, No. 333-104581, No. 333-104582, No. 333-110571, No. 333-111333, No. 333-114852, and No. 333-140987) of Pfizer of our report dated February 26, 2009 relating to the financial statements of Wyeth, which appears in this Current Report on Form 8-K.

\s\ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 13, 2009